Exhibit (n)

STONE HARBOR INVESTMENT FUNDS

Plan pursuant to Rule 18f-3(d) under the

Investment Company Act of 1940

Effective June 21, 2007

Each of the investment series (each a “Fund” and, together, the “Funds”) comprising Stone Harbor Investment Funds, an open-end management investment company (the “Trust”), may from time to time issue one or more of the following classes of shares: Distributor Class shares and Institutional Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ registration statements as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the net assets of each Fund attributable to shares of each class. This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.

DISTRIBUTOR CLASS SHARES

Distribution and Service Fees

Distributor Class shares pay distribution and service fees pursuant to a plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Distributor Class shares also bear any costs associated with obtaining Distributor Class shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan). Pursuant to the Distribution Plan, Distributor Class shares may pay up to 0.50% of the relevant Fund’s average daily net assets attributable to the Distributor Class shares. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect. In addition, Distributor Class shares may reimburse the Funds’ distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of each Fund as from time to time in effect.

Conversion Features

Distributor Class shares of any Fund may be converted, at the holder’s option, into Institutional Class shares of that Fund (if available), provided that the holder of Distributor Class shares meets applicable eligibility requirements (including investment minimums) for Institutional Class shares as described in the Fund’s registration statement as from time to time in effect. Any such conversion will occur at the respective net asset value (“NAV”) of the two share classes, without the imposition of any sales load, fee, or other charge. The conversion features of Distributor Class shares are subject to the provisions set forth below in “Availability of Conversion Features.”

Exchange Features

Distributor Class shares of any Fund may be exchanged, at the holder’s option, for Distributor Class shares of any other Fund that offers Distributor Class shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the Fund is accepting additional investments by such exchanges, and the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund.

Initial Sales Charge

Distributor Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Distributor Class shares are not subject to any contingent deferred sales charge (“CDSC”).

INSTITUTIONAL CLASS SHARES

Distribution and Service Fees

Institutional Class shares do not pay distribution or service fees.

Conversion Features

The Trust reserves the right to convert Institutional Class shares held in a shareholder’s account to Distributor Class shares of the same Fund to the extent the holder of Institutional Class shares no longer satisfies the eligibility requirements for Institutional Class shares as described in the Fund’s registration statement as from time to time in effect. Any such conversion will occur at the respective net asset value of the two share classes, without the imposition of any sales load, fee, or other charge. Notwithstanding the foregoing, a shareholder’s Institutional Class shares will not be converted to Distributor Class shares without prior notice by the Trust. The conversion features for Institutional Class shares are subject to the provisions set forth below in “Availability of Conversion Features.”

Exchange Features

Institutional Class shares of any Fund may be exchanged, at the holder’s option, for Institutional Class shares of any other Fund that offers Institutional Class shares without the payment of a sales charge provided that the amount being exchanged satisfies the minimum investment required, the Fund is accepting additional investments by such exchanges, and the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund.

Initial Sales Charge

Institutional Class shares are offered at their NAV, without any sales charge.

Contingent Deferred Sales Charge

Institutional Class shares are not subject to any CDSC.

AVAILABILITY OF CONVERSION FEATURES

The Trust may, but will not be obligated to, suspend the conversion feature at any time with respect to any shares or class of shares on the basis that such conversion may result in any adverse tax consequences to a Fund or its shareholders.

ALLOCATIONS OF INCOME AND EXPENSES

(a) Distributor Class and Institutional Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

(1)          Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(2)          Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (including, but not limited to, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it may be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust for purposes of Section 2(a)(19) of the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends net investment income and net realized short-term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trustees are not required to impose the Redemption Fee on all Funds, nor must they impose the Redemption Fee on all share classes of any particular Fund. Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share class to share class. In addition, the Trust may waive redemption fees or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

-5-